Prospectus
October 21, 1999

Citicorp Mortgage Securities, Inc.
12855 North Outer Forty Drive
St. Louis, MO 63141
(314) 851-1467

$246,833,836 (approximate)
Remic Pass-Through Certificates
Series 1999-7

--------------------------------------------------------------------------------
consisting of approximately

o    $237,746,836, in 10 subclasses, of senior class A Certificates

o    $5,851,000 of senior subordinated class M Certificates

o    $3,236,000, in 2 subclasses, of subordinated class B Certificates

The purchase price for the offered Certificates will be set by the underwriter or negotiated by the purchaser and the underwriter at the time of sale. Total proceeds to the Trust for the offered Certificates will be approximately $237,288,953, plus accrued interest from October 1, 1999 to the closing date.

CMSI does not intend to list the Certificates on a national securities exchange or the Nasdaq Stock Market.

     YOU SHOULD READ "GENERAL RISK FACTORS," BEGINNING ON PAGE 3 OF THE CORE
       PROSPECTUS, AND "SERIES RISK FACTORS," BEGINNING ON PAGE S-7 OF THE
                SUPPLEMENT, BEFORE YOU PURCHASE ANY CERTIFICATES.

                           CREDIT SUISSE FIRST BOSTON

--------------------------------------------------------------------------------

      THE CERTIFICATES ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT
             INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
        SECURITIES COMMISSION HAS APPROVED THE CERTIFICATES OR DETERMINED
       THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

HOW TO READ THIS PROSPECTUS

This prospectus consists of a prospectus supplement followed by a core prospectus. The core prospectus gives general background information that applies to all Series of Certificates. The supplement gives specific information about your Series of Certificates. You should carefully read both the core prospectus and the supplement before investing.

     The supplement may update or modify information in the core prospectus. Whenever information in the supplement differs from information in the core prospectus, you should rely on the information in the supplement.

     In deciding whether to purchase Certificates, you should rely solely on the information in this prospectus. We have not authorized anyone to give you different information about the Certificates.

CONTENTS

PROSPECTUS SUPPLEMENT

Summary S-3
Series risk factors S-7
Ratio stripping S-8
Subordination S-9
Distributions of interest S-12
Distributions of principal S-13
Losses S-15
Sensitivity of Certificates to prepayments S-17
Voting Rights S-25
Additional erisa considerations S-25
Legal investment S-26
Federal income tax consequences S-26
Plan of distribution S-26
Legal opinions S-27
Incorporation of additional sec filings S-27


CORE PROSPECTUS

Summary 2
General risk factors 3
Distributions on the Certificates 4
Delinquency, foreclosure and loss experience 11
The mortgage loans 12
Defective mortgage loans 15
Insurance and other credit support 16
Mortgage documents 17
Cmsi and its affiliates 17
Mortgage loan underwriting 18
Servicing 21
Default by cmsi 23
The Trustee 23
The pooling agreement 24
Book-entry and physical Certificates 26
Erisa considerations 27
Legal investment considerations 29
Taxation of Certificate holders 30
Taxation of the Trust 38
Legal aspects of mortgage loans 39
Use of proceeds 51
Additional information 51

Index 52

Prospectus Supplement
October 21, 1999

SUMMARY

SERIES OVERVIEW--THE CERTIFICATES

Offered by this prospectus

       PRINCIPAL BALANCE                          EXPECTED
        AT CUT OFF DATE     INTEREST    SPECIAL    RATING
CLASS     +/- UP TO 5%       RATE      FEATURES   S&P/FITCH  SUBORDINATED TO  BOOK-ENTRY
----------------------------------------------------------------------------------------
A-1     $133,500,000         7.00%                 AAA/AAA         N/A            Yes
A-2       10,450,000         7.00%                 AAA/AAA         N/A            Yes
A-3       16,750,000         7.00%                 AAA/AAA         N/A            Yes
A-4       24,895,000         7.00%        NAS      AAA/AAA         N/A            Yes
A-5       13,585,000         7.00%      Accrual    AAA/AAA         N/A            Yes
A-6       14,040,000         7.50%                 AAA/AAA         N/A            Yes
A-7        3,510,000         5.00%                 AAA/AAA         N/A            Yes
A-8        5,225,000         7.00%                 AAA/AAA         N/A            Yes
A-9       14,025,000         7.00%                 AAA/AAA         N/A            Yes
A-10       1,766,836         0%        PO strip    AAAr/AAA        N/A            No
M          5,851,000         7.00%                 --/AA            A             No
B-1        2,116,000         7.00%                  --/A          A, M            No
B-2        1,120,000         7.00%                 --/BBB       A, M, B-1         No

Not offered by this prospectus

               PRINCIPAL BALANCE
               AT CUT-OFF DATE,
CLASS            +/- UP TO 5%         INTEREST RATE  SPECIAL FEATURES      SUBORDINATED TO
----------------------------------------------------------------------------------------------
A-IO          $202,047,751 (notional)    Variable        IO strip                N/A
B-3                871,000                 7.00%                           A, M, B-1, B-2
B-4                623,000                 7.00%                         A, M, B-1, B-2, B-3
B-5                622,523                 7.00%                      A, M, B-1, B-2, B-3, B-4
Residual               N/A                  N/A          Residual                N/A

                            TRUSTEE     The Bank of New York
                                        101 Barclay Street, Floor 12W
                                        New York, New York 10286
                                        (212) 815-7166

   PAYING AGENT, TRANSFER AGENT AND
              CERTIFICATE REGISTRAR     The Bank of New York
           RELATIVE SIZE OF CLASSES               Principal balance of
                                                  class or subclass as
                                                  percentage of principal
                                                  balance of all
                                                  Certificates at cut-off
                                        Class     date (the class percentage)
                                        -----     ---------------------------
                                        A         94.50% to 96.50%
                                        M         1.85% to 2.85%
                                        B         1.65% to 2.65%
                                        B-1       0.65% to 1.05%
                                        B-2       0.25% to 0.65%

                            RATINGS The offered Certificates will not be sold unless Standard & Poor's Ratings Group (S&P) and/or Fitch IBCA, Inc. (Fitch) have rated the offered Certificates as shown above. The "r" symbol in certain S&P ratings identifies securities that S&P believes may experience high volatility or high variability in expected returns due to non-credit risks. You should evaluate these ratings independently from similar ratings on other types of securities. A rating is not a recommendation to buy, sell or hold securities. S&P or Fitch may revise or withdraw a rating at any time.

                      DENOMINATIONS     $1,000 and any whole dollar amount above
                                        $1,000 except that one Certificate of
                                        each such subclass may be in a different denomination.

                  DISTRIBUTION DAYS     25th day (or, if that is not a
                                        business day, the next business day) of
                                        each month, beginning November 26, 1999.

              LAST DISTRIBUTION DAY     September 25, 2029, except that based on
                                        assumptions described in "Sensitivity of
                                        Certificates to prepayment--The
                                        prepayment model," the last distribution day for the class A-3 Certificates should be no later than May 25, 2011.

                      CLEAN-UP CALL     Permitted when principal balance of
                                        the mortgage loans is below 5% of the
                                        scheduled principal balance of the
                                        mortgage loans as of the cut-off date.

          LOSS LIMITS (APPROXIMATE)     Special hazard:  $2,987,861 (or
                                                         approximately 1.20% of
                                                         the initial aggregate
                                                         scheduled principal
                                                         balance of the mortgage
                                                         loans)

                                        Fraud:           $2,489,504 (1.00%)
                                        Bankruptcy:      $100,000 (0.04%)

         PREPAYMENT RATE ASSUMED IN
                 STRUCTURING SERIES     250% of the prepayment model.
      "MORTGAGE RELATED SECURITIES"

                        UNDER SMMEA     Classes A and M.

                        RECORD DATE     For a distribution day, the close
                                        of business on the last business day of
                                        the calendar month preceding that
                                        distribution day.

                       CLOSING DATE     October 28, 1999.

              CONDITIONS TO CLOSING     The Certificates offered by this
                                        prospectus will not be sold unless the
                                        Certificates in classes B-3, B-4 and B-5
                                        (none of
                                        which are offered by this prospectus)
                                        are sold on the closing date.

                                        Credit Suisse First Boston Corporation
                                        has agreed to purchase the offered
                                        Certificates on the closing date,
                                        subject to the satisfaction of customary closing conditions. Also see "Ratings" above.

    SERIES OVERVIEW--THE MORTGAGE LOANS AT THE CUT-OFF DATE

                       CUT-OFF DATE     October 1, 1999.

           NUMBER OF MORTGAGE LOANS     698.

            TYPES OF MORTGAGE LOANS     Fixed rate one- to four-family
                                        residential, of which

                                        o     at least 95% of the mortgaged
                                              properties will be one-family
                                              dwellings,

                                        o     no more than 15% of mortgaged
                                              properties will be condominiums,
                                              townhouses, rowhouses or
                                              cooperative apartments,

                                        o     less than 5% of the mortgaged
                                              properties will be investment
                                              properties, and

                                        o     at least 95% of the mortgaged
                                              properties are determined by CMSI
                                              to be primary residences of
                                              borrowers.

                                        (Percentages are of scheduled principal
                                        balance of mortgage loans.)

           GEOGRAPHIC CONCENTRATION     No more than

                                        o     35% of the mortgaged properties
                                              are in California and no more than
                                              25% are in New York,

                                        o     10% of the mortgaged properties
                                              are in any one other state, and

                                        o     5% of the mortgaged properties are
                                              in any one ZIP code.

                                        (Percentages are of scheduled principal
                                        balance of mortgage loans.)

     SCHEDULED PRINCIPAL BALANCE ON
                       CUT-OFF DATE     $248,950,359 +/- up to 5%.

       RANGE OF SCHEDULED PRINCIPAL     o     No more than 5% of the mortgage
           BALANCES ON CUT-OFF DATE           loans will have a scheduled
                                              principal balance less than
                                              $250,000.

                                        o     At least 80% of the mortgage loans
                                              will have a scheduled principal
                                              balance less than $500,000.

                                        o     No mortgage loan will have a
                                              scheduled principal balance
                                              greater than $1,500,000.

                                        (Percentages are of scheduled principal
                                        balance of mortgage loans.)

               LOAN-TO-VALUE RATIOS     At origination,

                                        o     no more than 15% of the mortgage
                                              loans had a loan-to-value ratio
                                              greater than 80%,

                                        o     no more than 5% of the mortgage
                                              loans had a loan-to-value ratio
                                              greater than 90%,

                                        o     none of the mortgage loans had a
                                              loan-to-value ratio greater than
                                              95%, and

                                        o     the weighted average loan-to-value
                                              ratio of the mortgage loans was no
                                              more than 77%.

                                        (Percentages are of scheduled principal
                                        balance of mortgage loans.)

                                        Mortgage loans for which additional
                                        collateral (i.e., collateral other than
                                        the mortgaged property) was considered
                                        in calculating loan-to-value ratios
                                        represent not more than 5% of the
                                        mortgage loans by scheduled principal
                                        balance. If the loan-to-value ratios for these loans are calculated without regard to the value of the additional collateral, their weighted average loan-to-value ratio is approximately 92%.

         RANGE OF INTEREST RATES ON
                     MORTGAGE LOANS
               (BEFORE DEDUCTION OF
                     SERVICING FEE)     6.125% to 8.75% per annum.

          WEIGHTED AVERAGE MORTGAGE
              INTEREST RATE (BEFORE
        DEDUCTION OF SERVICING FEE)     7.526% per annum.

                      SERVICING FEE     0.25% per annum.

                RANGE OF MATURITIES     17 to 30 years.

          LATEST SCHEDULED MATURITY     September 1, 2029.

    WEIGHTED AVERAGE REMAINING TERM
                        TO MATURITY     355 months.

     WEIGHTED AVERAGE ORIGINAL TERM
                        TO MATURITY     358 months.

      PREMIUM MORTGAGE LOANS--I.E.,     Scheduled principal balance:
LOANS WITH NET LOAN RATES (INTEREST     $202,047,751 (approximate).
  RATE LESS SERVICING FEE) OF 7.00%     Weighted average interest rate: 7.652%
                            OR MORE     per annum (approximate).
                                        Weighted average remaining term to
                                        maturity: 356 months (approximate).

          DISCOUNT MORTGAGE LOANS--     Scheduled principal balance: $46,902,608
    I.E., LOANS WITH NET LOAN RATES     (approximate).
                    LESS THAN 7.00%     Weighted average interest rate: 6.986%
                                        per annum (approximate).
                                        Weighted average remaining term to
                                        maturity: 354 months (approximate).

       MORTGAGE LOANS ORIGINATED OR     Citicorp Mortgage, Citi FSB, Citibank
                        ACQUIRED BY     (originator only).
                    ORIGINATED FROM     October 1, 1993 through September 1,
              UNDERWRITING POLICIES     1999.
                                        o     At least 95% of the mortgage loans
                                              were originated using loan
                                              underwriting policies that
                                              require, proof of income and
                                              liquid assets and telephone
                                              verification of employment, or are
                                              refinanced mortgage loans
                                              originated using alternative or
                                              streamlined underwriting policies.

                                        o     No more than 5% of the mortgage
                                              loans were orginated using a loan
                                              underwriting policy that requires
                                              verification of employment and may
                                              require proof of liquid assets,
                                              but does not require verification
                                              of the prospective borrower's
                                              income as stated on the loan
                                              application.

                                        o     No more than 35% of the mortgage
                                              loans will be refinanced mortgage
                                              loans originated using alternative
                                              or streamlined underwriting
                                              policies.

                                        (Percentages are of scheduled principal
                                        balance of the mortgage loans.)

DETAILED INFORMATION

The mortgage loans actually included in the Trust may differ from the preceding description, but the differences will not be material. Within 15 days after the closing date, CMSI will file a Form 8-K with the sec containing detailed information on the mortgage loans actually in the Trust and other matters, including

o    years of origination,

o    types of dwellings,

o    principal balances,

o    loan-to-value ratios at origination,

o    mortgage interest rates,

o    geographical distribution by state,

o    the special hazard, fraud and bankruptcy loss limits,

o the aggregate initial principal balances of the class A, class M and class B Certificates, and

o    the subordination levels for classes A, M, B-1, B-2, B-3 and B-4.

SERIES RISK FACTORS

You should consider the following risk factors for this Series, as well as the general risk factors for the Certificates discussed in the core prospectus, before you purchase any Certificates.

LIMITED CREDIT ENHANCEMENT

Credit enhancement for the senior classes of Certificates is provided by the subordination of other classes of Certificates. The amount of credit enhancement provided by subordination for any class of Certificates will, however, be limited and will decrease over the life of the transaction due to reductions of the principal balances of the subordinated classes through the distribution of principal and allocation of principal losses to them. Also, special hazard, fraud and bankruptcy losses will only be allocated to the subordinated classes up to specific dollar limits; once these limits are reached, such losses will be allocated proportionally among all classes other than the class A-10 Certificates, which will absorb all such losses experienced by the hypothetical PO loans. The class A-5 Certificates, which are accrual Certificates, will be allocated principal losses on the basis of the lesser of their current or initial principal balance.

GEOGRAPHIC CONCENTRATION

Approximately 30% of the total initial scheduled principal balance of the mortgage loans in this Series are mortgage loans secured by mortgaged properties located in California and approximately 22% are secured by mortgaged properties located in New York. No other state contains mortgaged properties securing more than 10% of the initial scheduled principal balance of the mortgage loans.

     In recent years, California, the New York metropolitan area and several other regions have experienced significant fluctuations in housing prices. Weaker economic conditions and housing markets may result in a higher rate of delinquencies and defaults by homeowners and in less proceeds being realized upon liquidations of defaulted mortgage loans. Any concentration of mortgage loans in such a region presents risk considerations in addition to those generally present for similar mortgage-backed securities. In addition, California, Florida and other regions have experienced natural disasters such as earthquakes, fires, floods and hurricanes. These disasters may adversely affect property values generally in the region, and may result in physical damage to mortgaged properties located in such regions. Any direct damage to a mortgaged property caused by such disasters, and any deterioration in housing prices or in economic conditions in a region, may reduce the ability of homeowners to make scheduled monthly payments on their mortgage loans. This in turn may increase the likelihood and magnitude of delinquencies and losses on mortgage loans.

     Losses on mortgage loans may adversely affect the yield to maturity on your Certificates, especially if your Certificates are subordinated. In addition, delinquencies on mortgage loans may increase the likelihood of foreclosures and prepayments, which in turn may have an adverse effect on the yield to maturity of your Certificates.

SUBORDINATION

Classes M and B are subordinated. Consequently, shortfalls in payments received on the mortgage loans will result in shortfalls in distributions to the subordinated classes, in the following order of priority:

o Class M is subordinated to class A. Class M will therefore not receive a distribution of interest or principal on a distribution day until class A has received full distributions on that day.

o Class B-1 is subordinated to classes A and M. Class B-1 will therefore not receive a distribution of interest or principal on a distribution day until classes A and M have received full distributions on that day.

o Class B-2 is subordinated to classes A, M and B-1. Class B-2 will therefore not receive a distribution of interest or principal on a distribution day until classes A, M and B-1 have received full distributions on that day.

If a principal loss is allocated to a class, it reduces (by the amount of the loss) the principal balance that can ultimately be distributed to that class. Principal losses realized on mortgage loans are generally allocated to the most subordinated class until its principal balance is reduced to zero, then to the next most subordinated class until its principal balance is reduced to zero, and so on through the subordinated classes. As a result, the ultimate distribution to holders of the class M and the offered class B Certificates of their principal balances depends upon the timing and the level of losses realized on the mortgage loans and other shortfalls in payments on the mortgage loans.

     Although some realized losses on mortgage loans may initially be allocated to the class A-10 Certificates, these losses are likely to be allocated ultimately to the subordinated classes. This is because the class A-10 Certificates will generally be reimbursed for principal losses out of amounts of principal otherwise distributable to classes B and M.

     See "Subordination" below.

RATINGS CONSIDERATIONS

The ratings of S&P on mortgage pass-through certificates address the likelihood of the receipt by certificateholders of timely payments of interest and the ultimate return of principal. S&P ratings take into consideration the credit quality of the mortgage pool, including any credit support providers, structural and legal aspects associated with the certificates, and the extent to which the payment stream on the mortgage pool is adequate to make payments required under the certificates. S&P's ratings on such certificates do not, however, constitute a statement regarding frequency of prepayments on the mortgage loans. S&P's rating does not address the possibility that investors may suffer a lower than anticipated yield as a result of prepayments of the underlying mortgages. In addition, in some structures a default on a mortgage is treated as a prepayment and may have the same effect on yield as a prepayment.

     The ratings assigned by Fitch to mortgage pass-through certificates address the likelihood of the receipt by certificateholders of all distributions to which such certificateholders are entitled. Fitch's ratings address the structural and legal aspects associated with the certificates, including the nature of the underlying mortgage loans. Fitch's ratings on mortgage pass-through certificates do not represent any assessment of the likelihood or rate of principal prepayments. The ratings do not address the possibility that certificateholders might suffer a lower-than-anticipated yield.

RATIO STRIPPING

This Series uses a structuring technique known as "ratio stripping." Ratio stripping converts a pool of mortgage loans with varying interest rates into three hypothetical pools:

o    a pool with a single fixed TARGET INTEREST RATE,

o a pool of principal-only mortgage loans (i.e., loans with a zero interest rate), and

o    a pool of interest-only mortgage loans.

     This structure is achieved by dividing the loans into one group of PREMIUM LOANS with net loan rates equal to or greater than the target rate, which for this Series is 7.00%, and one group of DISCOUNT LOANS with net loan rates less than the target rate. The NET LOAN RATE is the interest rate on the mortgage loan minus the servicing fee. Then:

o For each premium loan, the interest rate in excess of the target rate is "stripped off" from the loan and considered as a separate "interest-only" mortgage loan. For example, a premium loan with a 7.50% net loan rate--0.50% greater than the target rate--and a principal balance of $100,000 will be divided into a TARGET-RATE LOAN with a 7.00% net loan rate and a $100,000 principal balance and an INTEREST-ONLY (or IO) LOAN with a $100,000 "notional" principal amount and a 0.50% net loan rate. The IO loan will distribute 0.50% per annum on its notional principal balance, but will never distribute any principal.

o For each discount loan, a portion of the principal of the loan is stripped off and applied to create a PRINCIPAL-ONLY (or PO) LOAN. This stripping-off of principal is done to make the effective yield on the remaining loan equal the target rate. For example, suppose a discount loan has a 5.60% net loan rate and a $100,000 principal balance. Such a loan would be split into a target-rate loan with a $80,000 principal balance (5.60% of $100,000 being the same as 7.00% of $80,000) and a $20,000 PO loan. The PO loan will make scheduled distributions of principal equal to 20% of the scheduled principal payments on the original discount loan (before stripping), but will not distribute any interest.

     In general, the principal amount of the target-rate loan can be calculated by solving the equation:

     (principal of discount loan) X (net interest rate on discount loan) = (principal of target-rate loan) X (target rate).

The principal amount of the PO loan is then found by subtracting the principal amount of the target-rate loan from the principal amount of the discount loan.

o Finally, the target-rate loans are grouped into a TARGET-RATE STRIP, the PO loans are grouped into a PO STRIP, and the IO loans are grouped into an IO STRIP.

     Subject to the qualifications described below in this supplement,

o payments received on the PO strip will be directed to a PO class--for this Series, class A-10,

o payments received on the IO strip will be directed to an IO class--for this Series, class A-IO, and o payments received on the target-rate strip will be directed to the remaining classes.

     Those classes of Certificates that receive interest and/or principal distributions from the target-rate strip--classes M and B, and all class A subclasses EXCEPT the class A-10 and A-IO subclasses--will be the TARGET-RATE classes.

     If there is a prepayment on a discount loan, the prepayment is divided between the target-rate loan and the PO loan in proportion to their principal balances. Thus, a $10,000 prepayment on the $100,000 discount loan described above would result in an $8,000 prepayment of the target-rate loan and a $2,000 prepayment of the PO loan. These prepayments on the target-rate and PO loans will reduce the target-rate strip by the same $8,000 and the PO strip by the same $2,000.

     Prepayments on premium loans work a bit differently: the full prepayment is applied both to reduce the principal balance of the target-rate loan and to reduce the notional principal balance of the IO loan. For example, for the $100,000 premium loan described above, a $10,000 prepayment will reduce both the principal balance of the target-rate loan and the notional principal balance of the IO loan to $90,000. The $10,000 prepayment on the premium loan would be distributed solely to the target-rate classes.

     Principal losses are handled similarly. A $10,000 principal loss on the $100,000 discount loan described above would reduce the principal balance of the target-rate loan (and the target-rate strip) by $8,000 and the principal balance of the PO loan (and the PO strip) by $2,000. A $10,000 principal loss on the premium loan described above will reduce both the principal balance of the target-rate loan and the notional principal balance of the IO loan by $10,000 (and similarly for the strips of which the target-rate and IO loans are a part).

     The target rate, IO and PO strips are groups of HYPOTHETICAL MORTGAGE LOANS, not real mortgage loans. The obligations of a homeowner with a premium or discount loan are not affected in any way by ratio stripping. Principal and interest payments received on premium loans will not be segregated from principal and interest payments received on discount loans, nor will funds to be directed to target-rate classes be kept separately from funds to be directed to other classes. Rather, the strips are ways of understanding how mortgage loan payments are allocated among the different classes of the Series.

SUBORDINATION

DISTRIBUTION PRIORITIES

On each distribution day, cash in the Trust that is available for distribution will be distributed in the following order of priority:

1 accrued interest on class A (including any past due interest),

2 principal on class A,

3 reimbursement to class A-10 of any principal losses allocated to it,

4 accrued interest on class M (including any past due interest),

5 principal on class M,

6 accrued interest on class B-1 (including any past due interest),

7 principal on class B-1,

8 accrued interest on class B-2 (including any past due interest),

9 principal on class B-2 and

10 accrued interest (including any past due interest) and principal on the remaining class B subclasses, sequentially to classes B-3, B-4 and B-5.

     Reimbursement to class A-10 under clause 3 above will only be made out of amounts that would otherwise have been distributed as principal on class M and the class B subclasses on that distribution day, with such amounts being redirected from the most subordinated of those classes or subclasses before any amount is redirected from the next most subordinated class or subclass.

PROTECTION AGAINST LOSSES AND SHORTFALLS

Subordination protects the senior classes against losses and shortfalls in receipts of interest and principal on the mortgage loans caused by

o delinquent monthly payments that are not covered by an advance, and

o mortgage loans that have gone into default where the proceeds of insurance, foreclosure sales and any other receipts do not cover the principal balance plus accrued interest on the loans.

     An interest loss or shortfall will result in an equal shortfall in the distribution received by the most subordinated class. The general principle is that a senior class (other than class A-10) will not experience a loss or a shortfall in required distributions so long as there is a more subordinated class outstanding. However, once the principal amounts of classes M and B are reduced to zero, all credit enhancement from subordination will be gone. The date on which this occurs is the subordination depletion date", "subordination depletion date".

LOSSES AND SHORTFALLS THAT ARE NOT COVERED BY SUBORDINATION

There are four exceptions to the general principle that, on each distribution day, a senior class (other than class A-10) will not experience a loss or shortfall so long as on that distribution day a more subordinate class is outstanding:

1 The benefits of subordination will not cover delinquencies and losses resulting from certain extraordinary events, including

o hostile or warlike action in peace or war,

o the use of any nuclear weapon in peace or war, and

o insurrection, rebellion, revolution or civil war, or governmental action to prevent such occurrences (but not including peacetime looting or rioting).

2 Class A-10 will not have the same senior status as the other class A subclasses. Instead, class A-10 will have the right to be reimbursed out of principal that otherwise would be distributed to classes M and B for principal losses that are initially allocated to class A-10. Reimbursement will be made from principal payable on that distribution day to the most subordinate class until there is no more principal to be distributed to it, then from principal payable to the next most subordinate class until there is no more principal to be distributed to it, and so on. As a result, one or more class B subclasses and, depending on the amount of the reimbursement, the class M Certificates may not receive their anticipated payments of principal.

3 If a borrower prepays any principal during a month and does not also pay a full month's accrued interest on the amount of the prepayment, there will be a PREPAYMENT INTEREST SHORTFALL. If there is a prepayment interest shortfall on a distribution day, CMSI will apply up to one-half of the servicing fee it would be entitled to retain out of the scheduled principal and interest payments on the mortgage loans due on the first day of the month (but not more than the servicing fee it actually receives during the calendar month before the distribution day) to reduce the shortfall. To the extent a net shortfall remains, it will be allocated over all interest-bearing classes in proportion to interest accrued.

4 Losses on mortgage loans include

o SPECIAL HAZARD LOSSES--that is, direct physical loss or damage from a cause that is not an extraordinary event referred to in the first exception to subordination listed above and is not covered by (a) a homeowner's, fire, flood or extended coverage insurance policy required by the mortgage loan or (b) hazard insurance on the mortgaged property that CMSI is required to maintain,

o BANKRUPTCY LOSSES attributable to the actions of a bankruptcy court, including a reduction of the principal balance or interest rate on a mortgage loan or an extension of its maturity, and

o FRAUD LOSSES resulting from fraud committed by the borrower in obtaining the mortgage loan.

     Special hazard, bankruptcy and fraud losses are only covered by subordination up to dollar limits specified by the rating agencies for each type of loss. Once the limit for one of these types of losses is exceeded, that portion of the loss allocable to the target-rate strip will be allocated among the target-rate classes

o if it is a loss of interest, in proportion to their accrued interest, and

o if it is a loss of principal, in proportion to their principal balances (with adjustments for accrual classes, as described in "Losses--Loss allocations" below). The initial limits for special hazard, bankruptcy and fraud losses are approximately:

o Special hazard:      $2,987,861 (or 1.20% of the
                       initial aggregate scheduled
                       principal balance)

o Fraud:               $2,489,504 (1.00%)

o Bankruptcy:          $100,000 (0.04%)

Thereafter, the limit for each type of loss will be reduced by any losses of that type, except that: o The special hazard loss limit can not at any time be greater than the amount on the preceding anniversary of the cut-off date of the greater of (1) 1% (or, if greater than 1%, the highest percentage of mortgage loans by principal balance in any California ZIP code) of the scheduled principal balance of the mortgage loans and (2) twice the largest scheduled principal balance of any mortgage loan.

o After the first anniversary of the cut-off date, the bankruptcy loss limit will be (1) the bankruptcy loss limit on the business day preceding the most recent anniversary of the cut-off date minus (2) the aggregate amount of bankruptcy losses since that anniversary.

o From the second through the fifth anniversary of the cut-off date, the fraud loss limit will be (1) the lesser of (a) the fraud loss limit on the most recent anniversary of the cut-off date and (b) 0.50% of the aggregate scheduled principal balance of the mortgage loans on the most recent anniversary of the cut-off date minus (2) the aggregate amount of fraud losses since that anniversary. After the fifth anniversary of the cut-off date, the fraud loss limit will be zero.

o The bankruptcy loss limit and the related coverage levels described above may be reduced or modified if S&P and Fitch confirm in writing that the reduction or modification will not adversely affect their then-current ratings of the Certificates.

MAINTENANCE OF SUBORDINATION

Credit enhancement is provided to the Certificates through subordination. The distribution priorities described under "Distribution priorities" above reflect this subordination.

     The degree of credit enhancement enjoyed by a class due to subordination may be measured by that class's subordination level. A class's subordination level is the sum of the class percentages of all classes that are subordinated to that class. On the closing date, the following classes will have the following approximate subordination levels:

Class A: 4.50% ($11,203,523)
Class M: 2.15% ($5,352,523)
Class B-1: 1.30% ($3,236,523)
Class B-2: 0.85% ($2,116,523)

Thus, those classes subordinate to class A will have an aggregate principal balance on the closing date that is approximately 4.50% of the aggregate principal balance of all the Certificates.

     To preserve the class A target-rate subclasses' subordination level, for five years after the first distribution day, all principal prepayments and other unscheduled receipts on the target-rate loans will be distributed solely to the class A target-rate subclasses. This disproportionate allocation will result in a faster reduction of the class A target-rate subclasses' principal balances than would have occurred if these distributions were made proportionately. As a result, the class A target-rate subclasses' class percentage will decrease, and the class A target-rate subclasses' subordination level will increase. After five years, the percentage of prepayment principal and other receipts distributed to the class A target-rate subclasses will gradually decline for a further five years to a proportionate share.

     Classes M, B-1, B-2, B-3 and B-4 are also entitled to maintain a degree of credit enhance-ment by subordination throughout the life of the transaction: o If on a distribution day, class M's subordination level is less than it was on the closing date, then class B will not receive a principal distribution on that distribution day, such distribution instead being added to the principal distribution to class M.

o If class M's subordination level on the distribution day is at least equal to what it was on the closing date, but class B-1's subordination level is lower than it was on the closing date, then classes B-2 through B-5 will not receive a principal distribution on that distribution day, such distribution instead being added to the principal distribution to classes M and B-1 in proportion to their principal balances.

o If class M's and class B-1's subordination levels on the distribution day are at least equal to what they were on the closing date, but class B-2's subordination level is lower than it was on the closing date, then classes B-3 through B-5 will not receive a principal distribution on that distribution day, such distribution instead being added to the principal distribution to classes M, B-1 and B-2 in proportion to their principal balances.

o Finally, if the subordination level of the class B-3 or B-4 subclasses is lower than it was on the closing date, then the more subordinate subclasses will not receive a principal distribution on that distribution day. Instead, such distribution will be added to the principal distributions being made to class M and the less subordinate class B subclasses in proportion to their principal balances.

DISTRIBUTIONS OF INTEREST

Interest for the preceding calendar month on the principal balance of each class (other than class A-IO) at the annual interest rate for the class shown in "Series overview--The Certificates" above will be distributed on a distribution day, subject to

o the distribution priorities described in "Subordination" above,

o a reduction to interest accrued for the class's proportionate share of (1) any prepayment interest shortfalls that are not recovered from CMSI's servicing fee and (2) the interest portion of any special hazard, bankruptcy and fraud losses that exceed the limits for such losses, and

o the availability of sufficient cash.

     No interest will be paid on the accrual class A-5 Certificates until either the distribution day following the day on which the principal balance of the class A-3 Certificates is reduced to zero or the subordination depletion date has occurred. Prior to that time the amount of interest that would otherwise be payable on the class A-5 Certificates will instead be paid as principal to the class A-3 Certificates as described under "Distributions of principal--Priorities in class A principal distributions" below. The principal balance of the class A-5 Certificates will increase on each distribution day to the extent accrued interest is not paid on that class.

     The class A-IO Certificates will accrue interest on their notional amount at a per annum rate equal to the weighted average of the net loan rates of the premium loans minus 7.00%; the initial interest rate is expected to be approximately 0.4018% per annum.

INTEREST SHORTFALLS

In the unlikely event that, on a distribution day before the subordination depletion date, there is not enough available cash to distribute all interest that the class A Certificates, the class M Certificates or the class B subclasses are entitled to receive, any shortfall in accrued interest allocated to such class or subclass will be carried forward to the next distribution day, subject to the conditions for interest distributions described above.

     On each distribution day, available cash for interest distributions to the class A Certificates, class M Certificates and class B subclasses will first be used to distribute accrued interest for the preceding month to such class or subclass, and any cash remaining will be used to distribute any interest shortfalls that have been carried forward. Distributions of interest shortfalls to class A will be allocated among the class A subclasses in proportion to the amount of interest shortfalls carried forward.

     No interest will accrue on any unpaid interest shortfalls.

DISTRIBUTIONS OF PRINCIPAL

SCHEDULED AND UNSCHEDULED PRINCIPAL PAYMENTS ON MORTGAGE LOANS

Principal received on mortgage loans is either scheduled principal or unscheduled principal.

     SCHEDULED PRINCIPAL for a mortgage loan on a distribution day consists of:

o the scheduled payment of principal due on the mortgage loan (including a defaulted mortgage loan, other than a loan for which the related mortgaged property has been acquired by the Trust) on the first day of the month in which the distribution day occurs, whether or not actually received by CMSI, minus

o if the dollar limit for bankruptcy losses has been exceeded, any reduction in the homeowner's scheduled principal payments due to bankruptcy proceedings.

     UNSCHEDULED PRINCIPAL for a mortgage loan on a distribution day is the sum of:

o all principal prepayments received by CMSI in the calendar month preceding the distribution day,

o the principal balance of the mortgage loan if CMSI repurchased the loan during the calendar month preceding the distribution day, as described in the core prospectus under "Defective mortgage loans--Repurchase or substitution," and

o the net liquidation proceeds on the mortgage loan if it became a liquidated loan during the calendar month preceding the distribution day, less the principal portion of any unreimbursed advances previously made by CMSI or the Trustee on the loan and the portion of the net liquidation proceeds allocable to interest.

     The SCHEDULED PRINCIPAL BALANCE of a mortgage loan on a distribution day is the loan's actual principal balance, subject to the following adjustments:

o it takes into account the scheduled principal payment for that calendar month, whether or not received;

o it does not take into account any unscheduled principal payments received in that month; and

o it does not take into account scheduled principal payments for later months even if already received.

     The principal balance of each class of Certificates will be equal to the initial principal balance of that class indicated on page S-3 minus all principal payments paid on, and all principal losses allocated to, that class. For class A-5, the principal balance will be increased by all interest accrued but not paid on each distribution day. On each distribution day after the payment of principal and the allocation of losses, the total principal balance of all the Certificates must be equal to the scheduled principal balance of all of the mortgage loans.

     The principal balance of each class of Certificates will be reduced to the extent that class is allocated principal losses on the mortgage loans as described under "Subordination" above and "Losses" below. Generally, the more subordinated a class, the more likely it is to be allocated losses.

PRINCIPAL DISTRIBUTIONS TO CLASS A-10

Class A-10 will be entitled to receive on each distribution day a principal distribution equal to the scheduled and unscheduled principal payments on the hypothetical mortgage loans in the PO strip. If there is not enough money available to make a full principal distribution to class A-10 on a distribution day, or if class A-10 realizes a principal loss on a hypothetical mortgage loan in the PO strip that is covered by subordination, the class A-10 Certificates will be reimbursed on that day for the amount of the shortfall and/or loss and any shortfall or loss from a prior distribution day that is covered by subordination and has not been reimbursed. Reimbursement will be made from principal that would otherwise be distributed to classes M and B on that distribution day, beginning with the principal that would be distributed to the most subordinated class. Once there is no more principal available for reimbursement from that class, reimbursement will be made from the next most subordinated class, and so on until the shortfall or loss has been reimbursed or there is no more principal distributable on that day to the class M and B Certificates.

PRINCIPAL DISTRIBUTIONS TO TARGET-RATE CLASSES

The target-rate classes (that is, the class A subclasses, other than classes A-10 and A-IO, the class M and the class B subclasses) will receive an aggregate principal distribution on each distribution day equal to the scheduled and unscheduled principal payments on the target-rate strip for that distribution day. The distributions will be allocated, subject to subordination and priorities, as follows:

o the class A target-rate subclasses, the class M and the class B subclasses will each receive a percentage of the SCHEDULED principal distributions proportionate to their principal balances. On the first distribution day, the class A target-rate subclasses are expected to receive distributions of between 94.47% and 96.47% of scheduled principal payments on the target-rate strip. This distribution to class A will be allocated among the class A target-rate subclasses according to the priorities described in the next section.

o Until the fifth anniversary of the first distribution day, the class A target-rate subclasses will receive principal distributions equal to 100% of all UNSCHEDULED principal on the target-rate strip. From the fifth anniversary of the first distribution day, class A target-rate subclasses will receive principal distributions equal to the percentage set forth below (the class A prepayment percentage") of all unscheduled principal on the target-rate strip. Subject to the following sentence, any remaining unscheduled principal will be distributed to the class M and the class B subclasses in proportion to their principal balances.

o Some class B subclasses may not be entitled to a principal distribution on a distribution day as described under "Subordination--Maintenance of subordination" above.

PERIOD (DATES INCLUSIVE)       CLASS A PREPAYMENT PERCENTAGE
------------------------------------------------------------------------------------------------------
November 2004-October 2005     Class A's class percentage plus 70% of the class A subordination level*
November 2005-October 2006     Class A's class percentage plus 60% of the class A subordination level*
November 2006-October 2007     Class A's class percentage plus 40% of the class A subordination level*
November 2007-October 2008     Class A's class percentage plus 20% of the class A subordination level*
November 2008 and after        Class A's class percentage*

*For these purposes, class A's class percentage and subordination level are calculated solely by reference to the target-rate classes.
------------------------------------------------------------------------------------------------------

However, the class A prepayment percentage will be 100% for any distribution day on which the ratio of the principal balance of the class A target-rate subclasses to all target-rate classes is greater than it was on the closing date.

     In addition, no reduction of the class A prepayment percentage as described in the preceding table will occur on a distribution day unless:

o on the first distribution day to which a reduction applies, either (1) the scheduled principal balance of mortgage loans delinquent 60 days or more (including, for this purpose, mortgage loans in foreclosure and real estate owned by the Trust as a result of homeowner default), averaged over the last six months, is less than 50% of the sum of the class M principal balance and the class B principal balance averaged over the last six months, or (2) the scheduled principal balance of such delinquent mortgage loans averaged over that period, is less than 2% of the scheduled principal balance of all mortgage loans averaged over that period, and

o cumulative realized losses on the mortgage loans are less than:

     (a) for distribution days in November 2004 through October 2005, 30% of the aggregate initial principal balance of class M and class B (THE ORIGINAL SUBORDINATED AMOUNT),

     (b) for distribution days in November 2005 through October 2006, 35% of the original subordinated amount,

     (c) for distribution days in November 2006 through October 2007, 40% of the original subordinated amount,

     (d) for distribution days in November 2007 through October 2008, 45% of the original subordinated amount, and

     (e) for distribution days in November 2008 and afterwards, 50% of the original subordinated amount.

     Principal distributed to a class A subclass will be distributed proportionately among holders of Certificates of the subclass.

PRIORITIES IN CLASS A PRINCIPAL DISTRIBUTIONS

On each distribution day, before current accrued interest is paid on the accrual class A-5 Certificates, the amount of interest that is added to the principal balance of the class A-5 Certificates instead of being paid on the class A-5 Certificates will be applied to make principal payments to the class A-3 Certificates until their principal balance is reduced to zero, and then to the class A-5 Certificates.

     On each distribution day before the subordination depletion date, principal distributions to the class A-10 Certificates will be made based on the principal paid from the PO strip until the principal balance of the class A-10 Certificates is reduced to zero.

     On each distribution day before the subordination depletion date, principal distributions to the class A target-rate subclasses will be allocated first to the class A-4 Certificates according to the special rules set out in "Special rules for class A-4" below. The remaining principal will be allocated in the following sequence: FIRST, concurrently as follows:

o 87.3977086743% to the class A-1 Certificates until their principal balance is reduced to zero, and

o 12.6022913257% sequentially

     1 to the class A-9 Certificates until their principal balance is reduced to zero, and

     2 then to the class A-8 Certificates until their principal balance is reduced to zero.

SECOND, concurrently to the class A-2, A-6 and A-7 Certificates, in proportion to their principal balances, until their principal balances are reduced to zero. This will result in concurrent distributions of approximately 37.3214285714% to the class A-2 Certificates, 50.1428571429% to the class A-6 Certificates and 12.5357142857% to the class A-7 Certificates.

THIRD, sequentially as follows:

1 to the class A-3 Certificates until their principal balance is reduced to zero, and

2 then to the class A-5 Certificates until their principal balance is reduced to zero.

FOURTH, to the class A-4 Certificates until their principal balance is reduced to zero.

     Beginning on the subordination depletion date, cash available to the class A-10 Certificates and the class A target-rate subclasses will be distributed proportionally based on the amount of principal to which the class A-10 Certificates and the class A target-rate subclasses are entitled, without regard to the priorities of distributions described above.

SPECIAL RULES FOR CLASS A-4

Class A-4 is a "non-accelerated senior" (NAS) class. So long as any other class A subclass is outstanding, class A-4 will not receive a principal distribution before November 2004. From November 2004 through October 2008, class A-4 will be eligible to receive the percentage set forth below of its proportional share of scheduled and unscheduled principal for the target-rate strip allocated to the class A Certificates for that distribution day, based on the proportion of class A-4 principal balance to the aggregate principal balances of all the class A subclasses (other than class A-10), until its principal balance is reduced to zero.

Distribution Day                            Percentage
----------------                            ----------
November 2004 through October 2005               30%
November 2005 through October 2006               40%
November 2006 through October 2007               60%
November 2007 through October 2008               80%
November 2008 and thereafter                    100%

Class A-4's weighted average life will be longer, and could be significantly longer, than if it always received principal distributions proportional to its principal balance.

CLEAN-UP CALL

CMSI may, at any time after the principal balance of the mortgage loans is less than 5% of the initial scheduled principal balance, repurchase the mortgage loans and any other property owned by the Trust. Certificate holders would then receive a final distribution reducing the principal balance of their Certificates to zero. The final distribution of principal on the Certificates will be made according to the distribution priorities described above under "Subordination--Distribution priorities" and "Distributions of principal." Some Certificates may not receive a distribution equal to their principal balance plus accrued interest if CMSI's purchase price is based in part on the fair market value of the Trust's property.

     CMSI may transfer its right to repurchase the mortgage loans to a third party.

LOSSES

REALIZED LOSSES

If the net liquidation proceeds on a liquidated mortgage loan are less than the loan's principal balance plus accrued interest at the mortgage loan interest rate through the last day of the month in which the loan was liquidated, the difference will be a REALIZED loss. Realized losses also include special hazard, fraud and bankruptcy losses.

     A mortgage loan becomes a LIQUIDATED LOAN if CMSI either

o determines that all recoverable liquidation and insurance proceeds have been received, or

o accepts payment for the release of the mortgage of less than the principal balance of the loan after determining that liquidation expenses would exceed the difference between the cash portion of the payment and the principal balance.

     Liquidation proceeds are amounts received or property acquired by CMSI in liquidating a defaulted mortgage loan. In calculating a liquidated loan loss, net liquidation proceeds (after reimbursement to CMSI and the Trustee for unreimbursed advances and liquidation expenses on the mortgage loan) are applied first to accrued interest and then to the principal balance of the loan.

LOSS ALLOCATIONS

The interest portion of a realized loss on a mortgage loan will reduce the amount available to make payments to the classes of Certificates. The most subordinate class will bear such realized losses as a result of the priorities in distribution of cash actually available as described under "Subordination--Distribution priorities" above.

     Allocation to a class of part or all of the principal portion of a realized loss on a mortgage loan will reduce the class's principal balance by the amount of the loss allocated to the class. A principal loss can therefore not be allocated to a class that exceeds the principal balance of the class.

     Realized losses on hypothetical mortgage loans in the target-rate strip that are covered by subordination will be allocated to the target-rate classes in accordance with their subordination priorities. That is, losses will be allocated first to class B-5 until its principal balance is reduced to zero, then to class B-4 until its principal balance is reduced to zero, and so forth. Realized losses that are not covered by subordination will be allocated among the classes in accordance with their principal balances.

     EXAMPLE 1: Suppose the principal balance of class B-5 is $1,000 and of class B-4 is also $1,000. Then a realized $1,500 loss on the target-rate strip that is covered by subordination would be allocated to class B-5 until its principal balance is reduced to zero. The remaining $500 of the loss would then be allocated to class B-4, reducing its principal balance to $500.

     EXAMPLE 2: Same facts, except that the loss is a bankruptcy loss that exceeds the limit for such losses. Since such an excess loss is not covered by subordination, classes B-4 and B-5 will each be allocated their proportional share of the loss, based on the principal balances of all the target-rate classes.

     Principal losses on the target-rate strip will be allocated among class A (other than class A-10), class M and the class B subclasses in proportion to their principal balances. Principal losses on the target-rate strip that are allocated to class A will be further allocated to the class A target-rate subclasses in proportion to their principal balances (or, for class A-5, its initial principal balance, if lower). Principal losses allocated to a class will be allocated to the Certificates in the class in proportion to their principal balances.

     Realized principal losses on the PO strip will be allocated to class A-10. However, if the loss is covered by subordination, it will be reimbursed by classes B and M, as described in "Distributions of principal--Principal distributions to class A-10" above.

     A bankruptcy loss will not be allocated so long as CMSI has notified the Trustee in writing that CMSI is diligently pursuing any remedies that may exist in connection with the representations and warranties made regarding the related mortgage loan and either

o the mortgage loan is current on payments due, or

o delinquent payments of principal and interest on the mortgage loan, premiums on any applicable standard hazard insurance policy and any escrow payments for the mortgage loan are being advanced on a current basis by CMSI, in each case without giving effect to any reduction in monthly payments on the loan due to bankruptcy proceedings.

     Prior to the subordination depletion date, the principal balance of the most subordinate class will be reduced by the amount, if any, needed so that the sum of the principal balances of the class A, class M and class B subclasses equals the scheduled principal balances of the mortgage loans.

     After the subordination depletion date, the principal balances of the class A target-rate subclasses will be reduced so that the sum of the principal balances equals the principal balance of the target-rate strip and the principal balance of class A-10 will be reduced so that its principal balance equals the principal balance of the PO strip.

RECOVERIES

Any recovery of principal on a mortgage loan that had previously been allocated as a realized loss will be allocated to the classes in order of seniority, beginning with the most senior class. The amount of all recoveries allocated to a class will not, however, exceed the amount of principal losses previously allocated to the class.

SENSITIVITY OF CERTIFICATES TO PREPAYMENTS

THE PREPAYMENT MODEL

As discussed in the core prospectus ("Distributions on the Certificates--Effect of prepayments"), the rate at which mortgage loans are prepaid (including by refinancing, repurchase or foreclosure) affects a Certificate's

o weighted average life, and

o for Certificates purchased at a premium or a discount, yield to maturity.

     Prepayments on mortgage loans are commonly measured by a prepayment model. A prepayment model is a set of assumptions about the rate at which homeowners will prepay their mortgage loans. "Prepayment" includes refinancings, liquidations and repurchases by CMSI. The model used in this prospectus assumes that homeowners will prepay new mortgage loans at some multiple of

o 0.2% per annum of the principal balance of the mortgage loans in the first month of the mortgage loans,

o an additional 0.2% per annum in each month thereafter (i.e., 0.4% per annum in the second month, 0.6% per annum in the third month) until the 30th month, and

o beginning in the 30th month and in each month thereafter, 6.0% per annum.

     If homeowners prepaid their mortgages at exactly these rates, we would say that they were prepaying at 100% of the prepayment model. Similarly, we would say that homeowners were prepaying at 200% of the prepayment model if they prepaid their loans twice as fast as 100%--that is, 0.4% per annum in the first month, 0.8% per annum in the second month, and so forth. If homeowners never made a prepayment, they would be said to prepay at 0% of the prepayment model.

     There is no assurance that prepayment of the mortgage loans will conform to any level of the prepayment model. The rate of principal payments on pools of mortgage loans is influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which homeowners sell their homes, refinance their mortgage loans or default on their mortgage loans. In general, if prevailing interest rates fall significantly below the interest rates on the mortgage loans, the mortgage loans are more likely to prepay faster than if prevailing rates rise or remain level. Conversely, if interest rates rise above the interest rates on the mortgage loans, we would expect the rate of prepayment to decrease.

     Other factors affecting prepayment of mortgage loans include changes in homeowners' housing needs, job transfers, unemployment and homeowners' net equity in the mortgaged properties. In addition, as homeowners move or default on their mortgage loans, the houses are generally sold and the mortgage loans prepaid, although some of the mortgage loans may be assumed by a new buyer.

     Because the amount of principal payments on each class will depend on the rate of repayment (including prepayments) of the mortgage loans, the date by which the principal balance of any class is reduced to zero is likely to occur earlier than the last scheduled distribution day of September 25, 2029. In particular, assuming the structuring assumptions described below and that no prepayments are made on the mortgage loans, the last scheduled distribution day for the class A-3 Certificates should be no later than May 25, 2011.

     The following tables of weighted average lives and yields to maturity have been prepared using the following STRUCTURING ASSUMPTIONS:

o The mortgage loans and the classes of Certificates have the characteristics set forth in "Summary--Series overview" above, without regard to any variation or approximation provided for in that section.

o Scheduled payments of principal and interest on the mortgage loans are received in a timely manner.

o The discount mortgage loans have a weighted average original term to maturity of 358 months, a weighted average remaining term to maturity of 354 months, a gross weighted average interest rate of 6.9863078406% and an aggregate scheduled principal balance of $46,902,608.00.

o The premium mortgage loans have a weighted average original term to maturity of 358 months, a weighted average remaining term to maturity of 356 months, a gross weighted average interest rate of 7.6517991647% and an aggregate scheduled principal balance of $202,047,750.60.

O CMSI does not make a clean-up call.

O You purchase the Certificates on October 28, 1999.

o CMSI'S servicing fee is 0.25% per annum.

     THE PREPAYMENT MODEL, THE STRUCTURING ASSUMPTIONS AND THE OTHER ASSUMPTIONS DESCRIBED BELOW ARE MADE FOR ILLUSTRATIVE PURPOSES ONLY. IT IS HIGHLY UNLIKELY THAT THE MORTGAGE LOANS WILL PREPAY AT A CONSTANT RATE UNTIL MATURITY. THE CHARACTERISTICS OF THE ACTUAL MORTGAGE LOANS ARE ALSO LIKELY TO DIFFER FROM THE STRUCTURING AND OTHER ASSUMPTIONS. AS A RESULT, THE ACTUAL PRINCIPAL BALANCES, WEIGHTED AVERAGE LIVES AND PRE-TAX YIELDS OF THE CERTIFICATES ARE LIKELY TO DIFFER FROM THOSE SHOWN IN THE TABLES IN THE FOLLOWING SUBSECTIONS OF THIS "SENSITIVITY OF CERTIFICATES TO PREPAYMENT" SECTION, EVEN IF ALL OF THE MORTGAGE LOANS PREPAY AT THE INDICATED PERCENTAGES OF THE PREPAYMENT MODEL. WE URGE YOU TO CONSULT YOUR INVESTMENT ADVISOR AND TO MAKE YOUR INVESTMENT DECISION BASED ON YOUR OWN DETERMINATION AS TO ANTICIPATED RATES OF PREPAYMENT UNDER A VARIETY OF SCENARIOS AND THE SUITABILITY OF A CLASS OF CERTIFICATES TO YOUR INVESTMENT OBJECTIVES.

WEIGHTED AVERAGE LIVES

Weighted average life refers to the average amount of time from the date a Certificate is owned by you until its principal balance is reduced to zero. The weighted average life of each class or subclass shown in the following tables is determined by (1) multiplying the amount of each distribution of principal by the number of years from October 28, 1999 to the related distribution day, (2) adding the results and (3) dividing the sum by the initial principal balance of the class or subclass.

PRINCIPAL BALANCE AS PERCENT OF INITIAL PRINCIPAL BALANCE

                                                          PERCENTAGE OF PREPAYMENT MODEL
                     -----------------------------------------------------------------------------------------------------
                           CLASS A-1 CERTIFICATES            CLASS A-2 CERTIFICATES            CLASS A-3 CERTIFICATES
                     --------------------------------   --------------------------------   -------------------------------
Distribution day       0%   150%   250%   350%   500%     0%   150%   250%   350%   500%     0%   150%   250%   350%   500%
Initial              100    100    100    100    100    100    100    100    100    100    100    100    100    100    100
October 25, 2000      99     94     91     89     84    100    100    100    100    100     94     94     94     94     94
October 25, 2001      97     83     74     65     53    100    100    100    100    100     88     88     88     88     88
October 25, 2002      95     69     53     38     18    100    100    100    100    100     81     81     81     81     81
October 25, 2003      93     56     35     16      0    100    100    100    100     64     74     74     74     74     74
October 25, 2004      91     44     19      0      0    100    100    100     95      0     66     66     66     66     20
October 25, 2005      89     34      7      0      0    100    100    100     32      0     58     58     58     58      0
October 25, 2006      87     25      0      0      0    100    100     89      0      0     49     49     49     27      0
October 25, 2007      85     18      0      0      0    100    100     50      0      0     39     39     39      0      0
October 25, 2008      83     11      0      0      0    100    100     21      0      0     29     29     29      0      0
October 25, 2009      80      6      0      0      0    100    100      0      0      0     18     18     17      0      0
October 25, 2010      77      1      0      0      0    100    100      0      0      0      6      6      0      0      0
October 25, 2011      74      0      0      0      0    100     81      0      0      0      0      0      0      0      0
October 25, 2012      71      0      0      0      0    100     59      0      0      0      0      0      0      0      0
October 25, 2013      68      0      0      0      0    100     39      0      0      0      0      0      0      0      0
October 25, 2014      64      0      0      0      0    100     21      0      0      0      0      0      0      0      0
October 25, 2015      60      0      0      0      0    100      5      0      0      0      0      0      0      0      0
October 25, 2016      56      0      0      0      0    100      0      0      0      0      0      0      0      0      0
October 25, 2017      51      0      0      0      0    100      0      0      0      0      0      0      0      0      0
October 25, 2018      46      0      0      0      0    100      0      0      0      0      0      0      0      0      0
October 25, 2019      41      0      0      0      0    100      0      0      0      0      0      0      0      0      0
October 25, 2020      35      0      0      0      0    100      0      0      0      0      0      0      0      0      0
October 25, 2021      29      0      0      0      0    100      0      0      0      0      0      0      0      0      0
October 25, 2022      22      0      0      0      0    100      0      0      0      0      0      0      0      0      0
October 25, 2023      15      0      0      0      0    100      0      0      0      0      0      0      0      0      0
October 25, 2024       7      0      0      0      0    100      0      0      0      0      0      0      0      0      0
October 25, 2025       0      0      0      0      0     91      0      0      0      0      0      0      0      0      0
October 25, 2026       0      0      0      0      0     42      0      0      0      0      0      0      0      0      0
October 25, 2027       0      0      0      0      0      0      0      0      0      0      0      0      0      0      0
October 25, 2028       0      0      0      0      0      0      0      0      0      0      0      0      0      0      0
October 25, 2029       0      0      0      0      0      0      0      0      0      0      0      0      0      0      0
Weighted average
life (years)       16.68   4.93   3.32   2.62   2.07  26.86  13.57   8.15   5.76   4.18   6.55   6.55   6.44   5.41   4.17

PRINCIPAL BALANCE AS PERCENT OF INITIAL PRINCIPAL BALANCE

                                                           PERCENTAGE OF PREPAYMENT MODEL
                       -----------------------------------------------------------------------------------------------------
                            CLASS A-4 CERTIFICATES              CLASS A-5 CERTIFICATES            CLASS A-6 CERTIFICATES
                       --------------------------------   --------------------------------   -------------------------------
Distribution day         0%   150%   250%   350%   500%     0%   150%   250%   350%   500%     0%   150%   250%   350%   500%
Initial                100    100    100    100    100    100    100    100    100    100    100    100    100    100    100
October 25, 2000       100    100    100    100    100    107    107    107    107    107    100    100    100    100    100
October 25, 2001       100    100    100    100    100    115    115    115    115    115    100    100    100    100    100
October 25, 2002       100    100    100    100    100    123    123    123    123    123    100    100    100    100    100
October 25, 2003       100    100    100    100    100    132    132    132    132    132    100    100    100    100     64
October 25, 2004       100    100    100    100    100    142    142    142    142    142    100    100    100     95      0
October 25, 2005       100     97     95     92     88    152    152    152    152     65    100    100    100     32      0
October 25, 2006        99     92     88     83     74    163    163    163    163      9    100    100     89      0      0
October 25, 2007        98     86     78     70     51    175    175    175    136      0    100    100     50      0      0
October 25, 2008        96     79     68     57     33    187    187    187     99      0    100    100     21      0      0
October 25, 2009        94     70     56     44     23    201    201    201     77      0    100    100      0      0      0
October 25, 2010        92     62     47     34     16    215    215    184     59      0    100    100      0      0      0
October 25, 2011        90     55     39     26     11    223    223    152     46      0    100     81      0      0      0
October 25, 2012        87     49     32     20      7    223    223    126     35      0    100     59      0      0      0
October 25, 2013        85     43     26     15      5    223    223    104     27      0    100     39      0      0      0
October 25, 2014        82     38     22     12      3    223    223     85     20      0    100     21      0      0      0
October 25, 2015        78     33     18      9      2    223    223     69     16      0    100      5      0      0      0
October 25, 2016        75     29     14      7      1    223    203     56     12      0    100      0      0      0      0
October 25, 2017        71     25     12      5      1    223    176     46      9      0    100      0      0      0      0
October 25, 2018        67     21      9      4      1    223    151     37      7      0    100      0      0      0      0
October 25, 2019        63     18      7      3      *    223    129     29      5      0    100      0      0      0      0
October 25, 2020        58     15      6      2      *    223    108     23      4      0    100      0      0      0      0
October 25, 2021        53     13      5      1      *    223     90     18      3      0    100      0      0      0      0
October 25, 2022        48     10      3      1      *    223     74     14      2      0    100      0      0      0      0
October 25, 2023        42      8      3      1      *    223     59     10      1      0    100      0      0      0      0
October 25, 2024        36      6      2      *      *    223     46      7      1      0    100      0      0      0      0
October 25, 2025        29      5      1      *      *    223     34      5      1      0     91      0      0      0      0
October 25, 2026        22      3      1      *      *    223     23      3      *      0     42      0      0      0      0
October 25, 2027        14      2      *      *      *    199     14      2      *      0      0      0      0      0      0
October 25, 2028         6      1      *      *      *     81      5      1      *      0      0      0      0      0      0
October 25, 2029         0      0      0      0      0      0      0      0      0      0      0      0      0      0      0
Weighted average
life (years)         21.40  14.14  11.82  10.38   8.69  28.77  21.51  15.26  10.88   6.05  26.86  13.57   8.15   5.76   4.18

* Indicates that between zero and 0.5% of initial principal balance is outstanding.

PRINCIPAL BALANCE AS PERCENT OF INITIAL PRINCIPAL BALANCE

                                                                 PERCENTAGE OF PREPAYMENT MODEL
                              ------------------------------------------------------------------------------------------------------
                                   CLASS A-7 CERTIFICATES             CLASS A-8 CERTIFICATES              CLASS A-9 CERTIFICATES
                              --------------------------------   --------------------------------   --------------------------------
Distribution day                0%   150%   250%   350%   500%     0%   150%   250%   350%   500%     0%   150%   250%   350%   500%
Initial                       100    100    100    100    100    100    100    100    100    100    100    100    100    100    100
October 25, 2000              100    100    100    100    100    100    100    100    100    100     98     92     88     84     78
October 25, 2001              100    100    100    100    100    100    100    100    100    100     96     77     64     52     35
October 25, 2002              100    100    100    100    100    100    100    100    100     66     94     57     35     15      0
October 25, 2003              100    100    100    100     64    100    100    100     60      0     91     39     10      0      0
October 25, 2004              100    100    100     95      0    100    100     70      0      0     88     23      0      0      0
October 25, 2005              100    100    100     32      0    100    100     27      0      0     85      9      0      0      0
October 25, 2006              100    100     89      0      0    100     92      0      0      0     82      0      0      0      0
October 25, 2007              100    100     50      0      0    100     64      0      0      0     79      0      0      0      0
October 25, 2008              100    100     21      0      0    100     41      0      0      0     76      0      0      0      0
October 25, 2009              100    100      0      0      0    100     21      0      0      0     73      0      0      0      0
October 25, 2010              100    100      0      0      0    100      3      0      0      0     69      0      0      0      0
October 25, 2011              100     81      0      0      0    100      0      0      0      0     65      0      0      0      0
October 25, 2012              100     59      0      0      0    100      0      0      0      0     60      0      0      0      0
October 25, 2013              100     39      0      0      0    100      0      0      0      0     56      0      0      0      0
October 25, 2014              100     21      0      0      0    100      0      0      0      0     51      0      0      0      0
October 25, 2015              100      5      0      0      0    100      0      0      0      0     45      0      0      0      0
October 25, 2016              100      0      0      0      0    100      0      0      0      0     39      0      0      0      0
October 25, 2017              100      0      0      0      0    100      0      0      0      0     33      0      0      0      0
October 25, 2018              100      0      0      0      0    100      0      0      0      0     26      0      0      0      0
October 25, 2019              100      0      0      0      0    100      0      0      0      0     19      0      0      0      0
October 25, 2020              100      0      0      0      0    100      0      0      0      0     11      0      0      0      0
October 25, 2021              100      0      0      0      0    100      0      0      0      0      2      0      0      0      0
October 25, 2022              100      0      0      0      0     81      0      0      0      0      0      0      0      0      0
October 25, 2023              100      0      0      0      0     54      0      0      0      0      0      0      0      0      0
October 25, 2024              100      0      0      0      0     25      0      0      0      0      0      0      0      0      0
October 25, 2025               91      0      0      0      0      0      0      0      0      0      0      0      0      0      0
October 25, 2026               42      0      0      0      0      0      0      0      0      0      0      0      0      0      0
October 25, 2027                0      0      0      0      0      0      0      0      0      0      0      0      0      0      0
October 25, 2028                0      0      0      0      0      0      0      0      0      0      0      0      0      0      0
October 25, 2029                0      0      0      0      0      0      0      0      0      0      0      0      0      0      0
Weighted average
life (years)                26.86  13.57   8.15   5.76   4.18  24.14   8.76   5.53   4.19   3.20   13.90  3.50   2.50   2.03   1.65

PRINCIPAL BALANCE AS PERCENT OF INITIAL PRINCIPAL BALANCE

                                                     PERCENTAGE OF PREPAYMENT MODEL
                     -----------------------------------------------------------------------------------------------
                                 CLASS A-10 CERTIFICATES                      CLASS M, B-1 AND B-2 CERTIFICATES
                     ---------------------------------------------      --------------------------------------------
Distribution day        0%      150%      250%      350%      500%        0%      150%      250%      350%      500%
Initial               100       100       100       100       100       100       100       100       100       100
October 25, 2000       99        96        94        92        88        99        99        99        99        99
October 25, 2001       98        88        82        76        68        98        98        98        98        98
October 25, 2002       97        79        69        60        47        97        97        97        97        97
October 25, 2003       95        71        58        46        32        96        96        96        96        96
October 25, 2004       94        64        48        36        22        94        94        94        94        94
October 25, 2005       92        57        41        28        15        93        91        89        87        84
October 25, 2006       91        51        34        22        11        92        86        82        78        72
October 25, 2007       89        46        28        17         7        90        80        73        66        57
October 25, 2008       87        41        24        13         5        88        72        63        54        42
October 25, 2009       85        36        20        10         3        86        65        52        42        29
October 25, 2010       83        32        16         8         2        84        57        43        32        20
October 25, 2011       81        28        13         6         2        82        51        36        25        13
October 25, 2012       78        25        11         5         1        80        45        30        19         9
October 25, 2013       76        22         9         3         1        77        40        24        15         6
October 25, 2014       73        19         7         3         *        75        35        20        11         4
October 25, 2015       70        17         6         2         *        72        30        16         8         3
October 25, 2016       67        15         5         2         *        69        27        13         6         2
October 25, 2017       63        13         4         1         *        65        23        11         5         1
October 25, 2018       59        11         3         1         *        62        20         9         4         1
October 25, 2019       56         9         3         1         *        58        17         7         3         1
October 25, 2020       51         8         2         *         *        53        14         5         2         *
October 25, 2021       47         6         2         *         *        49        12         4         1         *
October 25, 2022       42         5         1         *         *        44        10         3         1         *
October 25, 2023       37         4         1         *         *        39         8         2         1         *
October 25, 2024       31         3         1         *         *        33         6         2         *         *
October 25, 2025       25         2         *         *         *        27         4         1         *         *
October 25, 2026       18         2         *         *         *        20         3         1         *         *
October 25, 2027       11         1         *         *         *        13         2         *         *         *
October 25, 2028        4         *         *         *         *         5         1         *         *         *
October 25, 2029        0         0         0         0         0         0         0         0         0         0
Weighted average
life (years)        19.51      9.06      6.35      4.85      3.59     19.94     13.33     11.24      9.96      8.79

* Indicates that between zero and 0.5% of initial principal balance is outstanding.

YIELD TO MATURITY

If a Certificate is purchased at a discount from parity (as described below), and the anticipated yield to maturity of the Certificate assumed faster prepayments of the mortgage loans than are actually received, the actual yield to maturity will generally be lower than anticipated. Conversely, if a Certificate is purchased at a premium to parity, and the anticipated yield to maturity of the Certificate assumed slower prepayments of the mortgage loans than are actually received, the actual yield to maturity will generally be lower than anticipated. PARITY is the price at which a Certificate will yield its coupon, after giving effect to any payment delay.

     The yield on the class A-10 Certificates, which are not entitled to receive interest, will be very sensitive to prepayments on the hypothetical loans in the PO strip. A slower than anticipated rate of prepayment on these loans will lower their yield. Since the PO strip is derived from the discount loans, which accrue interest at a rate below the target rate, it is historically more likely that these loans will prepay more slowly than the premium loans.

     The timing of changes in the rate of prepayments on the mortgage loans may significantly affect an investor's actual yield to maturity, even if the average rate of principal payments is consistent with the investor's expectations. In general, the earlier a prepayment is received, the greater the effect on the investor's yield to maturity. As a result, higher (or lower) than anticipated principal payments during the period immediately following the closing date will not be offset by the same amount of lower (or higher) principal payments in a subsequent period.

     CMSI intends to file additional yield tables and other computational material for some classes of Certificates with the SEC in a report on Form 8-K. See "Incorporation of additional sec filings" below. These tables and materials were prepared by the underwriter at the request of some prospective investors, based on assumptions provided by, and satisfying the special requirements of, the investors. These assumptions may differ from the structuring assumptions and may not be relevant to or appropriate for other investors.

SENSITIVITY OF THE CLASS A-10 CERTIFICATES

The following tables indicate sensitivity to various rates of prepayment on the mortgage loans of the pre-tax yields to maturity on a corporate bond equivalent basis of the class A-10 Certificates. In addition to the structuring assumptions described in "The prepayment model" above, we have assumed that the class A-10 Certificates will be issued at a purchase price of approximately 55.00% of their initial principal balance.

     You should note that the only prepayments that affect the class A-10 Certificates are prepayments on the hypothetical loans in the PO strip.

PRE-TAX YIELDS

                         PERCENTAGES OF PREPAYMENT MODEL

   CLASS           0%           150%          250%          350%          500%
--------------------------------------------------------------------------------
Class A-10       3.258%        8.145%       11.891%       15.558%       20.795%

The pre-tax yields set forth in the preceding table (and in the tables below for yields on offered class B Certificates) were calculated by

o determining the monthly discount rates that, when applied to the streams of cash flows assumed to be paid on the Certificates, would make the discounted present value of the assumed stream of cash flows equal to the assumed purchase price on October 28, 1999 for each class of Certificates, and

o converting the monthly rates to corporate bond equivalent rates.

     The calculation does not take into account the interest rates at which you might reinvest distributions received by you on the Certificates.

YIELDS ON OFFERED CLASS B CERTIFICATES

If the principal balances of the unoffered class B Certificates are reduced to zero, the yields to maturity on the offered class B Certificates will become extremely sensitive to the amount and timing of losses on the mortgage loans, because the losses (other than losses that are not covered by subordination) will be entirely allocated to class B-2 until its principal balance is reduced to zero, and then to class B-1.

     Defaults on the mortgage loans may be measured relative to a default standard or model. The model used in the following tables, the standard default assumption, or SDA, assumes constant default rates of

o 0.02% per annum of the principal balance in the first month of the mortgage loans,

o an additional 0.02% per annum in each month from the second month until the 30th month,

o 0.60% per annum in each month from the 30th month through the 60th month,

o 0.0095% per annum less in each month from the 61st month through the 120th month, and

o 0.03% per annum in each month after the 121st month.

     Mortgage loans that conform to this assumption are said to be 100% SDA. A default assumption of 50% SDA would assume default rates in each month that were 50% of the assumption, and similarly for 150% SDA and other assumptions. No percentage SDA purports to be a historical description of default experience or a prediction of the anticipated rate of default of any pool of mortgage loans.

     The following yield tables have been prepared using the structuring assumptions, except that we assumed that

o scheduled interest and principal payments on the mortgage loans are received timely, except for mortgage loans on which defaults occur in accordance with the indicated percentages of SDA,

o all defaulted loans are liquidated after exactly 12 months,

o there are realized losses of a percentage (referred to in the tables as the "loss severity" percentage) of the principal balance at liquidation of the liquidated mortgage loans,

o all realized losses are covered by subordination,

o the class A prepayment percentage is reduced only when permitted as described above under "Distributions of principal--Principal distributions to target-rate classes," and

o there are no interest shortfalls due to prepayments.

The pre-tax yields shown in the following tables were calculated in the same manner as the pre-tax yields on the class A-10 Certificates, as described in the preceding section. We assumed purchase prices of 93.25% of the initial principal balance plus accrued interest for the class B-1 Certificates and 86.5% of the initial principal balance plus accrued interest for the class B-2 Certificates.

PRE-TAX YIELD TO MATURITY OF CLASS B-1 CERTIFICATES

                                 PREPAYMENT RATE

SDA PERCENTAGE         20% LOSS SEVERITY                40% LOSS SEVERITY
--------------------------------------------------------------------------------
                   150%     250%      350%        150%       250%          350%
                   ----     ----      ----        ----       ----          ----
 50%              7.948%   8.027%    8.091%      7.958%      8.030%      8.092%
100%              7.960    8.032     8.093       7.948       8.039       8.100
150%              7.971    8.040     8.093       4.789       7.328       8.107
200%              7.967    8.040     8.102     (15.448)      1.893       5.406

PRE-TAX YIELD TO MATURITY OF CLASS B-2 CERTIFICATES

                                 PREPAYMENT RATE

SDA PERCENTAGE         20% LOSS SEVERITY                40% LOSS SEVERITY
--------------------------------------------------------------------------------
                   150%     250%      350%        150%        250%        350%
                   ----     ----      ----        ----        ----        ----

 50%              8.962%   9.130%    9.266%      8.980%      9.137%      9.268%
100%              8.983    9.140     9.270       4.057       7.768       9.284
150%              8.732    9.155     9.271     (22.453)    (16.941)      1.058
200%              4.426    8.008     9.288     (33.165)    (29.677)    (25.157)

The following table shows aggregate realized losses on all the Certificates under the assumptions used in preparing the preceding tables, expressed as a percentage of the aggregate initial principal balance of the Certificates:

AGGREGATE REALIZED LOSSES

                                 PREPAYMENT RATE

SDA PERCENTAGE         20% LOSS SEVERITY                40% LOSS SEVERITY
--------------------------------------------------------------------------------
                   150%     250%      350%        150%        250%        350%
                   ----     ----      ----        ----        ----        ----

 50%              0.278%   0.229%    0.191%      0.557%      0.457%      0.381%
100%              0.553    0.454     0.379       1.105       0.909       0.758
150%              0.823    0.677     0.565       1.646       1.354       1.131
200%              1.089    0.897     0.749       2.178       1.794       1.499

Investors should note that

o the loss severity percentage does not purport to be a historical description of loss severity experience or a prediction of the anticipated loss severity of any pool of mortgage loans, and

o even if subsequently cured, delinquencies may affect the timing of distributions on the offered class B Certificates, because the entire amount of the delinquencies would be borne by the offered class B subclasses in reverse order of seniority before they would affect the class M and A Certificates.

VOTING RIGHTS

At all times,

o 98% of the voting rights of registered holders of the Certificates will be allocated among the class A (other than the A-IO), M and B Certificates in proportion to their principal balances, and

o 2% of such voting rights will be allocated to the class A-IO Certificates.

ADDITIONAL ERISA CONSIDERATIONS

The Department of Labor has granted the underwriter, Credit Suisse First Boston
(CSFB), an administrative exemption, Prohibited Transaction Exemption PTE 89-90, from some of ERISA's prohibited transaction rules and some of the excise taxes imposed by the Internal Revenue Code for the initial purchase, the holding and the subsequent resale by ERISA plans of certificates in pass-through trusts that meet the conditions and requirements of CSFB's exemption. CSFB'S exemption should apply to the acquisition, holding, and resale of the offered class A Certificates by an ERISA plan, provided that specified conditions are met, including

o the acquisition of offered class A Certificates by an ERISA plan is on terms that are at least as favorable to the ERISA plan as they would be in an arm's-length transaction with an unrelated party,

o the rights and interests evidenced by the offered class A Certificates acquired by the ERISA plan are not subordinated to the rights and interests evidenced by other Certificates issued by the Trust,

o at the time the ERISA plan acquired the offered class A Certificates, S&P, Fitch, Duff & Phelps Credit Rating Co. or Moody's Investors Service, Inc. rated the Certificates in one of the three highest generic rating categories,

o the sum of all payments made to the underwriter in connection with the distribution of the offered class A Certificates represents not more than reasonable compensation for underwriting those Certificates, and

o the sum of all payments made to and retained by the servicer represents not more than reasonable compensation for the services provided to the Trust by the servicer and for reimbursement of the servicer's reasonable expenses in providing those services.

     CSFB's exemption does not apply to the acquisition and holding of offered class A Certificates by ERISA plans sponsored by CMSI, the underwriter, the Trustee or any of their affiliates. Moreover, the exemption provides relief from certain self-dealing/conflict of interest prohibited transactions only if, among other requirements

o an ERISA plan's investment in each class A subclass does not exceed 25% of the outstanding amount of that subclass at the time it acquired that position, and

o immediately after it acquired that position, no more than 25% of the assets of an ERISA plan with respect to which the person who has discretionary authority or renders advice are invested in certificates representing an interest in a trust containing assets sold or serviced by the same person.

     A governmental plan as defined in Section 3(32) of ERISA is not subject to ERISA or Internal Revenue Code section 4975. However, a governmental plan may be subject to similar federal, state or local laws. A fiduciary of a governmental plan should make its own determination as to the need for the availability of any exemptive relief under such similar laws.

     Neither CSFB's exemption nor PTE 83-1 (discussed under "ERISA considerations" in the core prospectus) applies to the acquisition or holding of the class M Certificates or the offered class B Certificates, which are subordinated to the class A Certificates.

LEGAL INVESTMENT

The offered class A and class M Certificates will be "mortgage related securities" for purposes of the Secondary Mortgage Market Enhancement Act of 1984 (SMMEA), so long as they are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization. The offered class B Certificates will not be "mortgage related securities" under SMMEA.

FEDERAL INCOME TAX CONSEQUENCES

The assets of the Trust will consist of mortgage loans. For federal income tax purposes, an election will be made to treat the Trust as a REMIC. Each class of the offered Certificates will be designated as a regular interest in the REMIC. Offered Certificates will be treated as debt instruments for US federal income tax purposes.

     It is anticipated that

o the class A-5 Certificates will be issued with original issue discount (OID) equal to the excess of the sum of all distributions of principal and interest (whether current or accrued) expected to be received on those Certificates over their issue price (including accrued interest from October 1, 1999).

o the class A-10 Certificates will be issued with OID equal to the excess of their initial principal balance over their issue price.

o the class A-1, A-2, A-4, A-7, A-8, A-9, M, B-1 and B-2 Certificates will be issued with OID equal to the excess of their initial principal balance (plus three days of accrued interest) over their respective issue prices (including accrued interest from October 1, 1999).

o the class A-3 and A-6 Certificates will be issued with DE MINIMIS OID.

The offered Certificates will be treated as

o "loans . . . secured by an interest in real property which is . . . residential real property" and "regular interests in a REMIC" for domestic building and loan associations,

o "real estate assets" for real estate investment trusts,

o "qualified mortgages" for another REMIC, and

o "permitted assets" for a financial asset securitization investment trust.

PLAN OF DISTRIBUTION

Subject to the terms and conditions of the underwriting agreement among Citicorp, CMSI and CSFB, CSFB, as underwriter, will purchase the offered Certificates from CMSI upon issuance. The underwriter has committed to purchase all the offered Certificates if any Certificates are purchased. The underwriter will distribute the offered Certificates from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

     Proceeds to CMSI will be approximately 96.28517% of the aggregate initial principal balance of the class A Certificates, approximately 93.83500% of the aggregate initial principal balance of the class M Certificates and approximately 89.11372% of the aggregate initial principal balance of the offered class B Certificates, plus accrued interest at the rate of 7.00% and before deducting expenses of approximately $270,000 payable by CMSI, provided that if the aggregate initial principal balance of the class A Certificates is less than $237,746,836, the aggregate proceeds to CMSI (as a percentage of the aggregate initial principal balance of the class A Certificates) will be adjusted upwards by not more than 0.002% and if the aggregate initial principal balance of the class A Certificates is greater than $237,746,836, the aggregate proceeds to CMSI (stated as a percentage of the aggregate initial principal balance of the class A Certificates) will be adjusted downwards by not more than 0.002%. In connection with the purchase and sale of the offered Certificates, the underwriter may be deemed to have received compensation from CMSI in the form of underwriting discounts.

     Subject to the terms and conditions of the purchase agreement among Citicorp, CMSI and CSFB, CSFB will purchase the unoffered class B Certificates upon issuance. CSFB has committed to purchase all of the unoffered class B Certificates if any offered Certificates are purchased. Csfb will offer the unoffered class B Certificates through one or more negotiated transactions, as a private placement to a limited number of institutional investors. The closing of the sale of the unoffered class B Certificates is a condition to the closing of the sale of the offered Certificates to the underwriter.

     The underwriting agreement provides that CMSI and Citicorp will indemnify the underwriter against certain civil liabilities under the Securities Act of 1933 or contribute to payments the underwriter may be required to make under that Act.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE OFFERED CERTIFICATES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     CMSI anticipates that Certificates will be sold primarily to institutional investors. A purchaser of Certificates, including a dealer, may be deemed to be an "underwriter" of those securities under the Securities Act of 1933 in making re-offers and sales by it of Certificates. Certificate holders should consult their legal advisers as to the consequences of being deemed an "underwriter."

     Underwriters and agents participating in the distribution of the Certificates, and their affiliates, may engage in transactions with and perform services for Citicorp or its affiliates in the ordinary course of business.

LEGAL OPINIONS

Legal opinions will be delivered for CMSI and Citicorp by John R. Dye, as Associate General Counsel--Corporate Law of Citigroup, and for the underwriter by Cadwalader, Wickersham & Taft, New York, New York. Rona Daniels, Vice President and Tax Counsel for Asset Securitization of Citibank, will deliver an opinion on federal income tax matters for CMSI. Mr. Dye and Ms. Daniels each owns or has the right to acquire less than 0.01% of the outstanding common stock of Citigroup. Cadwalader, Wickersham & Taft, will deliver an opinion on ERISA matters for CMSI.

INCORPORATION OF ADDITIONAL SEC FILINGS

The following documents filed with the SEC by CMSI under the Securities Exchange Act of 1934 are incorporated by reference in this prospectus as of their filing dates:

o Current Report on Form 8-K dated October 21, 1999, filed pursuant to Section 13, and

o all reports subsequently filed pursuant to sections 13(a), 13(c) or 15(d) prior to the termination of the offering of the Certificates.

INDEX


accrual classes, 2
adjusted issue price, 32
affiliated mortgage loans, 2
affiliated originators, 11
agency certificates, 3
annual interest rate, S-3
ARMS, 11
available for distribution, 6

balloon mortgage loan, 13
Bankruptcy Code, 46
bankruptcy losses, S-11
beneficial owner, 26
book-entry securities, 26

CERCLA, 49
Certificates, 2
Citi FSB, 11
Citicorp Mortgage, 18
class A prepayment percentage, S-14
class percentage, S-4
classes, 2
clean-up call, 9, S-4
closing date, S-5
CMSI, 2
Conference Committee Report, 31
cooperative apartment leases, 43
cooperative apartment loans, 12
CSFB, S-25
cut-off date, 4, S-5

debt burden, 20
denominations, S-4
determination day, 5
discount loans, S-8
distribution day, 5, S-4
DTC, 4
due-on-sale clause, 9

ERISA, 4, 27
ERISA plans, 27
events of default, 23

FDIC, 18
Fitch, S-4
fraud losses, S-11
Freddie Mac, 3
fully amortizing mortgage loan, 13

Garn-St Germain Act, 48
Ginnie Mae, 3
graduated-payment mortgage loan, 13

homeowner, 4
hypothetical mortgage loans, S-9

interest-only, 2
interest only loan, S-8
IO, 2
IO loan, S-8
IO strip, S-9
IRA, 27
IRS, 31
issue price, 31

last distribution day, S-4
liquidated loan, S-16
loanable value, 14
loan-to-value ratio, 14
losses, 9

market discount, 34
master servicer, 21
mortgage loans, 2
mortgaged properties, 2
mortgagee, 39
mortgagor, 39

NAS, S-15
net loan rate, S-8
non-U.S. person, 37

objective rate, 33
OID, 31, S-26
OID rules, 31
order of seniority, 10
order of subordination, 10
original issue discount, 31, S-26
original subordinated amount, S-14
outstanding, 9
parity, S-23
PO, 2
PO loan, S-9
PO strip, S-9
pool insurance, 17

pooling agreement, 24
premium loans, S-8
prepayment charge, 7
prepayment interest shortfall, 8, S-10
prepayment model, 8, S-17
principal balance, 4, S-3
principal-only, 2
principal-only loan, S-9
PTE 83-1, 28
PTE 95-60, 28

qualified floating rate, 33
qualified inverse floating rate, 33

RCRA, 50
record date, S-4
realized loss, S-16
registered holder, 26
regular classes, 5
relocation loans, 15
REMIC, 3
residual class, 5
retail class Certificate, 33, S-8

scheduled payment, 4
scheduled principal, S-13
scheduled principal balance, S-13
SDA, S-24
SEC, 51
secured creditor exemption, 49
securities intermediaries, 26

securitized, 11
senior classes, 2, 9
Series, 2
servicer, 5
servicing fee, S-6
SMMEA, 29, S-32
special hazard insurance, 17
special hazard losses, S-10
S&P, S-4
standard default assumption, S-24
structuring assumptions, S-17
subordinated classes, 2, 9
subordination depletion date, S-10
subordination level, S-11
superliens, 49

target interest rate, S-8
target-rate classes, S-9
target-rate loan, S-8
target-rate strip, S-9
third-party mortgage loans, 2
Title V, 48
Trust, 2
Trustee, 2, S-4

UCC, 43
unscheduled principal, S-13
UST, 50

variable rate Certificates, 33
voluntary advance, 6